EXHIBIT 99.1

MedMen Announces Tracy McCourt as New Chief Revenue Officer

12/3/2020

McCourt joins the cannabis retailer from Zappos

LOS ANGELES–(BUSINESS WIRE)– MedMen Enterprises Inc. (“MedMen” or the “Company”) (CSE: MMEN) (OTCQX: MMNFF), a leading cannabis retailer with operations across the United States, today named Tracy McCourt to the new role of Chief Revenue Officer. In this role, McCourt will report directly to the Chief Executive Officer and lead the omni-channel marketing strategy as well as the Company’s buying, merchandising and business intelligence efforts.

A leader and pioneer in customer experience management for over 20 years, McCourt has developed in-store and online sales, product and marketing strategies for leading brands including Skechers, Guess, Murad, Frederick’s of Hollywood, and most recently Zappos.com.

"Tracy is a tremendous addition to the MedMen leadership team and will be instrumental in working cross-functionally to boost revenue streams," said Tom Lynch, Interim Chief Executive Officer of MedMen. “Her track record of success at major retail brands speaks for itself, and we look forward to working with her to implement the latest tools in customer targeting and retention to improve our customers’ experience.”

“I am excited to join MedMen at such a pivotal point in the company’s history,” McCourt stated, “and look forward to being a part of a team that will position and solidify MedMen as the innovative leader in the cannabis industry.”

Most recently, McCourt led the strategy for the brand affinity team at Zappos, where she developed the brand marketing strategy to align business goals with merchandising strategy. Before joining Zappos, she was the Chief Marketing Officer for Frederick’s of Hollywood, where she increased net operating profit of the division by 84% in her first year and then drove subsequent fiscal year profit expectations by double-digit growth year-over-year by creating operational efficiencies and new revenue opportunities. McCourt holds a Bachelor's Degree from UC Irvine.

ABOUT MEDMEN

MedMen is a cannabis retailer with flagship locations in California, Nevada, Illinois, Florida, and New York. MedMen offers a robust selection of high-quality products, including MedMen-owned brands [statemade], LuxLyte, and MedMen Red through its premium retail stores, proprietary delivery service, as well as curbside and in-store pick up. MedMen Buds, an industry-first loyalty program, provides exclusive access to promotions, product drops and content. MedMen believes that a world where cannabis is legal and regulated is safer, healthier and happier. Learn more about MedMen and The MedMen Foundation at www.medmen.com.

SOURCE: MedMen Enterprises

MEDIA CONTACTS:

Julian Labagh

Email: communications@medmen.com

INVESTOR RELATIONS CONTACT:

Zeeshan Hyder

Email: investors@medmen.com

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